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Exhibit 10.1

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT is entered into as of the 1st day of August, 2009, by and between SEALY CORPORATION, a Delaware corporation (the "Company"), and the Employee (as defined below).

W I T N E S S E T H:

        WHEREAS, the Company and the Employee (collectively "the Parties") desire to enter into this Employment Agreement (the "Agreement") as hereinafter set forth;

        NOW, THEREFORE, the Company and Employee agree as follows:

        1.    MAJOR DEFINED TERMS.

  (a)
  "Annual Base Salary" shall be Two Hundred Twenty-One Thousand Two Hundred Sixty dollars ($221,260), subject to annual review by the Human Resources Committee of the Board and may during the Employment Term be increased, but not decreased, to the extent, if any, that said Committee may determine.

  (b)
  "Cause" shall be as defined in Subsection 4(b) below.

  (c)
  "Good Reason" shall be as defined in Subsection 4(g) below.

  (d)
  "Employee" shall mean: Michael Q. Murray.

  (e)
  "Employee Address" is: 1911 Milan Road
                                         Greensboro, North Carolina 27410  .

  (f)
  "Employment Term" shall:

  (i)
  be for an initial one (1) year term commencing on the date of this Agreement, which term shall automatically be extended one calendar day for each calendar day that the Employee is employed by the Company after the date of this Agreement so that the remaining Employment Term shall always be one (1) year;

  (ii)
  provided that the Employment Term, as provided in Section 4 hereof, may be terminated prior to the date specified above in this Subsection 1(f).

  (g)
  "Position" shall mean: Senior Vice Presidaent, General Counsel & Secretary

  (h)
  "Separation from Service" shall be as defined in Subsection 4(h) below.

  (i)
  "Specified Employee" shall mean a specified employee within the meaning of that term under Section 409A of the Internal Revenue Code of 1986, as amended, and lawful guidance thereunder (such Code and guidance collectively the "Code") and the Company's specified employee policy.

  (j)
  "Target Annual Bonus Percentage" shall be thirty-five percent (35%) of Employee's Annual Base Salary with a range of zero percent (0%) to seventy percent (70%) of Annual Base Salary.

        2.    POSITION, DUTIES, AND RESPONSIBILITIES.    Subject to the conditions set forth herein, at all times during the Employment Term, the Employee shall:

  (a)
  Hold the Position reporting to the Chief Executive Officer, President or Chief Operating Officer of the Company (the "Chief Executive Officer");

  (b)
  Have those duties and responsibilities, and the authority, customarily possessed by the Position at comparable size corporations and such additional duties as may be assigned to the Employee from time to time by the Board of Directors of the Company (the "Board") or the Chief Executive Officer which are consistent with the Position at a major corporation;

  (c)
  Adhere to such reasonable written policies and directives, and such reasonable unwritten policies and directives as are of common knowledge to executive officers of the Company, as may be promulgated from time to time by the Board or the Chief Executive Officer and which are applicable to executive officers of the Company;

  (d)
  Invest in the Company only in accordance with any insider trading policy of the Company in effect at the time of the investment; and

  (e)
  Devote the Employee's entire business time, energy, and talent to the business, and to the furtherance of the purposes and objectives, of the Company, and neither directly nor indirectly act as an employee of or render any business, commercial, or professional services to any other person, firm or organization for compensation, without the prior written approval of the Board or the Chief Executive Officer.

        Nothing in this Agreement shall preclude the Employee from devoting reasonable periods of time to charitable and community activities or the management of the Employee's investment assets, provided such activities do not interfere with the performance by the Employee of the Employee's duties hereunder.

        3.    SALARY, BONUS AND BENEFITS.    For services rendered by the Employee on behalf of the Company during the Employment Term, the following salary, bonus and benefits shall be provided to the Employee by the Company:

  (a)
  The Company shall pay to the Employee, in equal installments, according to the Company's then current practice for paying its executive officers in effect from time to time during the Employment Term, the Annual Base Salary.

  (b)
  The Employee shall participate in the Sealy Corporation Annual Bonus Plan (the "Bonus Plan") in accordance with the provisions of that Plan substantially as in effect as of the date of this Agreement based on the Target Annual Bonus Percentage.

  (c)
  The Employee shall be eligible for participation in such other benefit plans, including, but not limited to, the Company's Profit Sharing Plan and Trust, Executive Severance Benefit Plan, Benefit Equalization Plan, Short-Term and Long Term Disability Plans, Group Term Life Insurance Plan, Medical Plan or PPO, Dental Plan, the 401(k) feature of the Profit Sharing Plan and the 1998 and 2004 Stock Option Plans, as the Board may adopt from time to time and in which the Company's executive officers are eligible to participate. Such participation shall be subject to the terms and conditions set forth in the applicable plan documents. As is more fully set forth in Section 6 hereof, the Employee shall not be entitled to duplicative payments under this Agreement and the Executive Severance Benefit Plan.

  (d)
  Without limiting the generality of Subsection 3(c) above, for so long as such coverage shall be available to the executive officers of the Company, the Employee shall be eligible to participate in the Company's Group Term Life Insurance Plan with a death benefit to be provided at the level of one and one half (1 1/2) times annual base salary at Company expense, plus extended coverage with a death benefit to be provided of at least the level in effect on the date of this Agreement for the Employee under such Plan at the Employee's discretion and expense.

  (e)
  The Employee shall be entitled to take, during each calendar year period during the Employment Term, vacation time equal to four (4) weeks per year.

  (f)
  In addition, the Parties do hereby further confirm that any shares of Class A Common Stock of the Company ("Class A Shares"), and any options to purchase additional Class A Shares previously granted to Employee are in addition to, and not in lieu of, any shares or options which may be granted under any other plan or arrangement of the Company after the date of this Agreement, and (b) the various stock agreements and stock option agreements, and any related Stockholder Agreement (the "Stockholder Agreement") between the Parties (such agreements being hereinafter referred to collectively as the "Pre-existing Agreements"), all remain in full force and effect except as otherwise provided herein. Notwithstanding the foregoing, to the extent that any provision contained herein is inconsistent with the terms of any of the Pre-existing Agreements, the terms of this Agreement shall be controlling.

        4.    SEPARATION FROM SERVICE.    As indicated in Subsection 1(f)(ii), the Employment Term may terminate prior to the date specified in Subsection 1(f)(i) as follows:

  (a)
  The Employee's employment hereunder will terminate without further notice upon the death of the Employee.

  (b)
  The Company may terminate the Employee's employment hereunder effective immediately upon giving written notice of such termination for "Cause". For these purposes, "Cause" shall mean the following:

  (i)
  Commission by the Employee (evidenced by a conviction or written, voluntary and freely given confession) of a criminal act constituting a felony;

  (ii)
  Commission by the Employee of a material breach or material default of any of the Employee's agreements or obligations under any provision of this Agreement, including, without limitation, the Employee's agreements and obligations under Subsections 2(a) through 2(e) and Sections 8 and 9 of this Agreement, which is not cured in all material respects within thirty (30) days after the Chief Executive Officer or the designee thereof gives written notice thereof to the Employee; or

  (iii)
  Commission by the Employee, when carrying out the Employee's duties under this Agreement, of acts or the omission of any act, which both: (A) constitutes gross negligence or willful misconduct and (B) results in material economic harm to the Company or has a materially adverse effect on the Company's operations, properties or business relationships.

  (c)
  The Employee's employment hereunder may be terminated by the Company upon the Employee's disability, if the Employee is prevented from performing the Employee's duties hereunder by reason of physical or mental incapacity for a period of one hundred eighty (180) consecutive days in any period of two consecutive fiscal years of the Company, but the Employee shall be entitled to full compensation and benefits hereunder until the close of such one hundred and eighty (180) day period.

  (d)
  The Company may terminate the Employee's employment hereunder without Cause at any time upon thirty (30) days written notice.

  (e)
  The Employee may terminate employment hereunder effective immediately upon giving written notice of such termination for "Good Reason", as defined in Subsection 4(g) below.

  (f)
  The Employee may terminate employment hereunder without Good Reason at any time upon thirty (30) days written notice.

  (g)
  For purposes of this Agreement, "Good Reason" means, and related procedural rules are:

  (i)
  any material reduction in either the Annual Base Salary of the Employee or the Target Annual Bonus Percentage or maximum annual bonus percentage applicable to the Employee under the Bonus Plan,

  (ii)
  any material reduction in the position, authority or office of the Employee,

  (iii)
  any material reduction in the Employee's responsibilities or duties for the Company,

  (iv)
  any material adverse change or reduction in the aggregate "Minimum Benefits," as hereinafter defined, provided to the Employee as of the date of this Agreement (provided that any material reduction in such aggregate Minimum Benefits that is required by law or applies generally to all Employees of the Company shall not constitute "Good Reason" as defined hereunder),

  (v)
  any relocation of the Employee's principal place of work with the Company to a place which reasonably would necessitate the Employee's relocation of his principal residence,

  (vi)
  the material breach or material default by the Company of any of its agreements or obligations under any provision of this Agreement, or

  (vii)
  failure of the purchaser, in connection with a sale or transfer of all or substantially all of the assets of the Company, to assume this Agreement in accordance with the provisions of this Agreement.

    As used in this Subsection 4(g), a "material adverse change or reduction" in the aggregate Minimum Benefits shall be deemed to result from any reduction or any series of reductions which, in the aggregate, exceeds five percent (5%) (or such other minimum required percentage reduction in excess of five percent (5%) which is deemed to be material under Section 409A of the Code ("Section 409A") of the value of such aggregate Minimum Benefits determined as of the date of this Agreement. As used in this Subsection 4(g), Minimum Benefits are life insurance, accidental death, long term disability, short term disability, medical, dental, and vision benefits and the Company's expense reimbursement policy.

    The Employee, within ninety (90) days following the existence of a condition which constitutes a Good Reason, shall give written notice to the Company of such Good Reason describing such Good Reason in detail and giving the Company thirty (30) days to cure the condition. The Company may indicate in writing that it acknowledges that the condition constitutes a Good Reason and that it is waiving its right to cure the condition. Such a waiver closes the cure period upon receipt by the Employee. Unless otherwise required by Section 409A, a Good Reason condition will not be considered to come into existence until the later of the actual existence of the condition or the date the Employee knew or should have known of the existence of the condition. If the Company does not waive the right to cure the condition and does in fact cure the condition within thirty (30) days following receipt of such notice, then such condition shall no longer provide a basis for the Employee's Separation from Service to be deemed for Good Reason. If the Company does not cure the condition causing such Good Reason within the cure period, the Employee must resign within thirty (30) days following the close of such cure period (as such close may be accelerated by the Company's waiver) in order for such resignation to be deemed to be for such Good Reason. If the Employee does not give the written notice of Good Reason described above to the Company within ninety (90) days following the existence of a condition which constitutes a Good Reason, then such Good Reason shall no longer provide a basis for the Employee's Separation from Service with the Company for Good Reason.

  (h)
  For purposes of this Agreement, "Separation from Service" means a "separation from service" as defined for purposes of Section 409A for purposes of determining when a distribution may be made under the terms of a nonqualified deferred compensation plan or arrangement. In general, a Separation from Service for purposes of this Agreement occurs when there is a good faith severance of the employment relationship between the Company and its Affiliates and the Employee due to the Employee's death, retirement or other "termination of employment" (as that term is defined for purposes of identifying a Separation from Service for purposes of Section 409A). Specifically, the following shall apply:

  (i)
  The Employee will not be deemed to have a Separation from Service while on military leave, sick leave, or other bona fide (i.e., where there is a reasonable expectation that the Employee will return) leave of absence if the period of such leave does not exceed six (6) months, or, if longer, so long as the Employee retains a right to reemployment with the Company or an Affiliate by law or contract. If the leave exceeds six (6) months and the Employee does not retain such a reemployment right, the Separation from Service occurs on the first day following such six (6) months. However, where the leave is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes the employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, twenty-nine (29) months will be substituted for six (6) months for purposes of this Subsection 4(h)(i);

  (ii)
  The Employee will not be considered to have a Separation from Service merely due to transfer between employee and independent contractor status (including status as a director of the Company);

  (iii)
  Whether a "termination of employment," as defined for purposes of the definition of Separation from Service under Section 409A, has occurred is determined based on whether the facts and circumstances indicate that the Company or Affiliate and the Employee reasonably anticipated that:

  (A)
  no further services would be performed after a certain date; or

  (B)
  that the level of bona fide services the Employee would perform after such date (whether as an employee or independent contractor, including as a director) would permanently decrease to less than fifty percent (50%) of the average level of bona fide services provided in the immediately preceding thirty-six (36) months.

      For purposes of determining whether a Separation from Service has occurred, the word "Affiliate" shall mean any corporation which would be defined as a member of a controlled group of corporations which includes the Company or any business organization which would be defined as a trade or business (whether or not incorporated) which is under "common control" with the Company within the meaning of Sections 414(b) and (c) of the Code but, in each case, only during the periods any such corporation or business organization would be so defined.

        5.    SEVERANCE COMPENSATION.    If the Employee incurs a Separation from Service, the following severance provisions will apply:

  (a)
  Protected Separation.    If the Employee's Separation from Service is initiated by the Company other than for Cause or is initiated by the Employee for Good Reason, then, through the remaining Employment Term as specified in Subsection 1(f) hereof, (such remaining Employment Term is hereinafter referred to as the "Payment Term") the Company shall:

    (i)
    continue to pay the Employee's Annual Base salary in the then prevailing amount specified in Subsection 3(a) hereof but in installments at the times specified in the Company's Executive Severance Benefit Plan, or if such Annual Base Salary has decreased during the one year period ending on the Employee's Separation from Service, at the highest rate in effect during such one year period;

    (ii)
    continue the Employee's participation in the Bonus Plan as provided in Subsection 3(b) hereof provided that the Company will:

    (A)
    pay the Employee as an installment on February 25 of the calendar year next following the calendar year of the Employee's Separation from Service a prorated bonus under the Bonus Plan for the partial year period ending on the date of the Employee's Separation from Service calculated as if the Employee had continued to be employed for the entire year except that the Employee's bonus percentage (calculated at the time and in the manner customary as of the date of this Agreement, but disregarding the Separation from Service of the Employee) shall be applied to the Employee's Annual Base Salary payable in accordance with Subsection 3(a) hereof for the partial year period ending on the Employee's Separation from Service; and

    (B)
    thereafter, during the remainder of the Payment Term, a bonus equal to the Employee's Target Annual Bonus Percentage, multiplied by the Employee's Annual Base Salary in the amount specified in Subsection 5(a)(i) payable during the year (or portion thereof) for which the bonus is being calculated; with such amounts being payable in installments as follows:

    (I)
    an installment calculated with respect to the remaining portion of the fiscal year in which the Separation from Service occurs (for example, a pro rata target bonus calculated based on the portion of such fiscal year following such Separation from Service) shall be paid on February 25 of the following calendar year;

    (II)
    an installment calculated with respect to any subsequent fiscal year shall be paid on February 25 of the calendar year next following the calendar year in which such fiscal year ends; but

    (III)
    any installment which would be paid later than the last installment of the Employee's salary continuation will be paid simultaneously with that last installment payment of salary continuation; and

    (iii)
    continue in effect the medical and dental coverage, and any life insurance protection (including life insurance protection being paid for by the Employee), being provided to the Employee immediately prior to the Employee's Separation from Service, or if any of such benefits have decreased during the one year period ending on the Employee's Separation from Service, at the highest level in effect during such one year period, as long as the Employee continues to make the applicable employee contributions in effect during the Payment Term based on the most senior level contribution rate; and

    (iv)
    pay for executive outplacement services for the Employee from a nationally recognized executive outplacement firm at the level provided for vice-presidents of comparable size corporations, provided that such outplacement services will be provided for a one year period commencing on the date of Separation from Service regardless of the Payment Term.

  (b)
  Other Separation.    If the Employee's Separation from Service is due to the Employee's death, disability (for the avoidance of doubt, including an involuntary termination due to disability), termination by the Company for Cause or termination by the Employee other than for Good Reason, then no further compensation or benefits will be provided to the Employee by the Company under this Agreement following the date of such Separation from Service other than payment of compensation earned to the date of Separation from Service but not yet paid. As more fully and generally provided in Section 15 hereof, this Subsection 5(b) shall not be interpreted to deny the Employee any benefits to which he may be entitled under any plan or arrangement of the Company applicable to the Employee. Likewise, this Subsection 5(b) shall not be interpreted to entitle the Employee to a bonus under the Bonus Plan following his Separation from Service except as provided in the Bonus Plan.

  (c)
  Forfeitures.    Notwithstanding anything contained in this Agreement to the contrary, other than Section 15 hereof, if the Employee breaches any of the Employee's obligations under Section 8 or 9 hereof, no further severance payments or other benefits will be payable to the Employee under this Section 5.

  (d)
  409A Compliance.    It is the intention of the Company and the Employee that this Agreement comply with the provisions of Section 409A. To that end, the following shall apply:

  (i)
  Specified Employee.    Notwithstanding any other payment schedule provided in this Agreement to the contrary, if the Employee is deemed as of the date of Separation from Service to be a Specified Employee, then each of the following shall apply:

  (A)
  With regard to any payment that is considered nonqualified deferred compensation for purposes of Section 409A ("NQDC") payable on account of a Separation from Service, such payment shall be made on the date which is the earlier of (i) the first business day following the expiration of the six (6) month period measured from the date of such Separation from Service of the Employee, and (ii) the thirtieth (30th) day following the date of the Employee's death (the "Delay Period") to the extent required under Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to the Employee (or his personal representative in the event of his death) in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein; and

  (B)
  To the extent that benefits to be provided during the Delay Period are considered NQDC provided on account of a Separation from Service, and such benefits are not otherwise exempt from Section 409A, the Employee shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse the Employee, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to the Employee, the Company's share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified in this Agreement.

    (ii)
    Benefits and Reimbursements.    To the extent that reimbursements of expenses or in-kind benefits to be provided following the Employee's Separation from Service are not excluded from the definition of NQDC pursuant to Section 409A (and particularly including Treas. Reg. 1.409A-1(b)(9)(v)) and from the application of Treas. Reg. 1.409A-3(i)(1), then such reimbursements of expenses and in-kind benefits shall be subject to the following rules: (i) all reimbursements of eligible expenses under this Agreement (including expenses of enforcement as provided in Section 19 hereof) shall be made on or before the last day of the Employee's taxable year following the taxable year in which such expenses were incurred by the Employee, (ii) no right to reimbursement or in-kind benefit shall be subject to liquidation or exchange for another benefit; (iii) the amount of expenses eligible for reimbursement, or in-kind benefits provided during an Employee's taxable year shall not in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year (other than Section 409A permitted limits on medical benefits); (iv) reimbursement of expenses and in-kind benefits will be provided for the time period specified in this Agreement; and (v) subject to the foregoing provisions of this Section 5(d), reimbursement of expenses and in-kind benefits will be provided as for active employees.

    (iii)
    Separate Payments.    For purposes of Section 409A, the Employee's right to receive any installment severance payments due to a Separation from Service pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. For the avoidance of doubt, it is assumed by the Parties that all or a substantial portion of any severance payments due the Employee under the Executive Severance Benefit Plan or this Agreement will be considered severance payments exempt from the Delay Period payment restrictions described above.

    (iv)
    Offsets.    Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes NQDC be subject to offset by any other amount unless otherwise permitted by Section 409A.

    (v)
    Payment Schedule.    Unless this Agreement provides a specified and objectively determinable payment schedule to the contrary, to the extent that any payment of Annual Base Salary or other compensation is to be paid for a specified continuing period of time beyond the date of the Employee's Separation from Service in accordance with the Company's payroll practices (or other similar term), the installment payments of such Annual Base Salary or other compensation shall be made upon such schedule as in effect upon the date of Separation from Service, but no less frequently than monthly.

    (vi)
    Acceleration for Taxes.    While Section 409A generally prohibits the acceleration of NQDC payments, it permits acceleration in certain circumstances to pay taxes where taxes are levied before the NQDC payment otherwise would be made. The Company agrees that it will accelerate payments for taxes to the extent permitted by Section 409A where provision for such payment is not otherwise made. For the avoidance of doubt, such acceleration will be made in inverse order of due date (i.e. last payments first) unless prohibited by Section 409A.

        6.    COORDINATION WITH SEVERANCE PLAN.    It is the intention of the Parties that this Agreement provide special benefits to the Employee in addition to those provided under the Company's Executive Severance Benefit Plan (the "Severance Plan"). Furthermore, it is the intention of the Parties that the benefits to be provided by this Agreement will not be considered a substitution of benefits as described in Treas. Reg. 1.409A-3(f) with differing payment schedules, and the provisions of this Agreement and the Severance Plan shall be so construed. Without limiting the generality of the foregoing, this Agreement and the Severance Plan shall coordinate their payments as follows:

  (a)
  The Employee shall receive the benefits provided by the Severance Plan as provided therein;

  (b)
  To the extent benefits are forfeited or offset under the Severance Plan for reasons that would not result in a forfeiture under this Agreement (e.g. mitigation provisions), they will be paid under this Agreement (e.g. the equivalent of waiver of such mitigation provisions);

  (c)
  To the extent identical benefits are provided for under the Severance Plan and this Agreement, they shall be provided under the Severance Plan (e.g. semi-monthly cash severance payments during periods which coincide);

  (d)
  To the extent benefits under this Agreement are in excess of benefits under the Severance Plan (e.g. payments under this Agreement are greater in amount than or payable after the expiration of payments under the Severance Plan), they will be paid under this Agreement; and

  (e)
  Payments under this Agreement shall be aggregated with amounts payable under the Severance Plan and segmented as provided in Section 5.3 of the Severance Plan for purposes of determining the application of the Delay Period described in Subsection 5(d) hereof to payments under the Severance Plan and this Agreement.

        7.    PLAN AMENDMENTS.    To the extent any provisions of this Agreement modify the terms of any existing plan, policy or arrangement affecting the compensation or benefits of the Employee, as appropriate, (a) such modification as set forth herein shall be deemed an amendment to such plan, policy or arrangement as to the Employee, and both the Company and the Employee hereby consent to such amendment, (b) the Company will appropriately modify such plan, policy or arrangement to correspond to this Agreement with respect to the Employee, or (c) the Company will provide an "Alternative Benefit," as defined in Section 13 hereof, to or on behalf of the Employee in accordance with the provisions of such Section 13.

        8.    CONFIDENTIAL INFORMATION.    The Employee agrees that the Employee will not, during the Employment Term or at any time thereafter, either directly or indirectly, disclose or make known to any other person, firm, or corporation any confidential information, trade secret or proprietary information of the Company that the Employee may acquire in the performance of the Employee's duties hereunder (except in good faith in the ordinary course of business for the Company to a person who will be advised by the Employee to keep such information confidential) or make use of any of such confidential information except in the performance of the Employee's duties or when required to do so by legal process, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) that requires the Employee to divulge, disclose or make accessible such information. In the event that the Employee is so ordered, the Employee shall so advise the Company in order to allow the Company the opportunity to object to or otherwise resist such order. Upon the termination of the Employee's employment with the Company, the Employee agrees to deliver forthwith to the Company any and all proprietary literature, documents, correspondence, and other proprietary materials and records furnished to or acquired by the Employee during the course of such employment. In the event of a breach or threatened breach of this Section 8 by the Employee, the Company will be entitled to preliminary and permanent injunctive relief, without bond or security, sufficient to enforce the provisions hereof and the Company will be entitled to pursue such other remedies at law or in equity which it deems appropriate.

        9.    NON-COMPETITION.    In consideration of this Agreement, the Employee agrees that, during the Employment Term, and for one year thereafter, the Employee shall not act as a proprietor,

investor, director, officer, employee, substantial stockholder, consultant, or partner in any mattress retailer which does not sell Sealy products or with any of the following mattress manufacturing companies or their affiliates: Simmons, Serta, Spring Air, Kingsdown, Tempurpedic, and Select Comfort. The Employee understands that the foregoing restrictions may limit the Employee's ability to engage in certain business pursuits during the period provided for above, but acknowledges that the Employee will receive sufficiently higher remuneration and other benefits from the Company hereunder than the Employee would otherwise receive to justify such restriction. The Employee acknowledges that the Employee understands the effect of the provisions of this Section 9, and that the Employee has had reasonable time to consider the effect of these provisions, and that the Employee was encouraged to and had an opportunity to consult an attorney with respect to these provisions. The Company and the Employee consider the restrictions contained in this Section 9 to be reasonable and necessary. Nevertheless, if any aspect of these restrictions is found to be unreasonable or otherwise unenforceable by a court of competent jurisdiction, the Parties intend for such restrictions to be modified by such court so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced. In the event of a breach or threatened breach of this Section 9 by the Employee, the Company will be entitled to preliminary and permanent injunctive relief, without bond or security, sufficient to enforce the provisions hereof and the Company will be entitled to pursue such other remedies at law or in equity which it deems appropriate.

        10.    NOTICES.    For purposes of this Agreement, all communications provided for herein shall be in writing and shall be deemed to have been duly given when hand delivered or mailed by United States express, registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

  (a)
  If the notice is to the Company:

    Mr. Lawrence J. Rogers
    President and Chief Executive Officer
    Sealy Corporation
    One Office Parkway
    Trinity, NC 27370

    With a copy to:

    Mr. Michael Q Murray
    Senior Vice President, General Counsel & Secretary
    Sealy Corporation
    One Office Parkway
    Trinity, NC 27370

  (b)
  If the notice is to the Employee:

    At the Employee Address

or to such other address as either party may have furnished to the other in writing and in accordance herewith; except that notices of change of address shall be effective only upon receipt.

        11.    ASSIGNMENT; BINDING EFFECT.    This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors, heirs (in the case of the Employee) and permitted assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred in connection with the sale or transfer of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee expressly assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The

Company further agrees that, in the event of a sale or transfer of assets as described in the preceding sentence, it shall be a condition precedent to the consummation of any such transaction that the assignee or transferee expressly assumes the liabilities, obligations and duties of the Company hereunder. No rights or obligations of the Employee under this Agreement may be assigned or transferred by the Employee other than the Employee's rights to compensation and benefits, which may be transferred only by will or operation of law, except as provided in this Section 11.

        The Employee shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefits payable hereunder following the Employee's death by giving the Company written notice thereof. In the absence of such a selection, any compensation or benefit payable under this Agreement following the death of the Employee shall be payable to the Employee's spouse, or if such spouse shall not survive the Employee, to the Employee's estate. In the event of the Employee's death or a judicial determination of his incompetence, reference in this Agreement to the Employee shall be deemed, where appropriate, to refer to the Employee's beneficiary, estate or other legal representative.

        12.    INVALID PROVISIONS.    Any provision of this Agreement that is prohibited or unenforceable shall be ineffective to the extent, but only to the extent, of such prohibition or unenforceability without invalidating the remaining portions hereof and such remaining portions of this Agreement shall continue to be in full force and effect. In the event that any provision of this Agreement shall be determined to be invalid or unenforceable, the Parties will negotiate in good faith to replace such provision with another provision that will be valid or enforceable and that is as close as practicable to the provisions held invalid or unenforceable.

        13.    ALTERNATIVE SATISFACTION OF COMPANY'S OBLIGATIONS.    In the event this Agreement provides for payments or benefits to or on behalf of the Employee which cannot be provided under the Company's benefit plans, policies or arrangements either because such plans, policies or arrangements no longer exist or no longer provide such benefits or because provision of such benefits to the Employee would adversely affect the tax qualified or tax advantaged status of such plans, policies or arrangements for the Employee or other participants therein, the Company may (subject to the last sentence of this Section 13) provide the Employee with an "Alternative Benefit," as defined in this Section 13, in lieu thereof. The Alternative Benefit is a benefit or payment which places the Employee and the Employee's dependents in at least as good of an economic position as if the benefit promised by this Agreement (a) were provided exactly as called for by this Agreement, and (b) had the favorable economic, tax and legal characteristics customary for plans, policies or arrangements of that type. Furthermore, if such adverse consequence would affect the Employee or the Employee's dependents, the Employee shall have the right (subject to the last sentence of this Section 13) to require that the Company provide such an Alternative Benefit. Because an "Alternative Benefit" might be considered the substitution of one payment or benefit for another on a basis prohibited by Section 409A, the Parties agree that if the Company cannot provide a promised benefit or an "Alternative Benefit" in compliance with Section 409A, the Parties are left to their legal remedies.

        14.    ENTIRE AGREEMENT, MODIFICATION.    Subject to the provisions of Section 15 hereof, this Agreement contains the entire agreement between the Parties with respect to the employment of the Employee by the Company and supersedes all prior and contemporaneous agreements, representations, and understandings of the Parties, whether oral or written. No modification, amendment, or waiver of any of the provisions of this Agreement shall be effective unless in writing, specifically referring hereto, and signed by both Parties.

        15.    NON-EXCLUSIVITY OF RIGHTS.    Notwithstanding the foregoing provisions of Section 14, nothing in this Agreement shall prevent or limit the Employee's continuing or future participation in any benefit, bonus, incentive or other plan, program, policy or practice provided by the Company for its executive officers, nor shall anything herein limit or otherwise affect such rights as the Employee has or may have under any stock option, restricted stock or other agreements with the Company or any of its subsidiaries. Amounts which the Employee or the Employee's dependents or beneficiaries are otherwise entitled to receive under any such plan, policy, practice or program shall not be reduced by this Agreement.

        16.    WAIVER OF BREACH.    The failure at any time to enforce any of the provisions of this Agreement or to require performance by the other party of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part of this Agreement or the right of either party thereafter to enforce each and every provision of this Agreement in accordance with the terms of this Agreement.

        17.    GOVERNING LAW.    This Agreement has been made in, and shall be governed and construed in accordance with the laws of, the State of North Carolina. The Parties agree that this Agreement is not an "employee benefit plan" or part of an "employee benefit plan" which is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

        18.    TAX WITHHOLDING.    The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation. Where withholding applies to Class A Shares, the Company shall make cashless withholding available to the Employee.

        19.    EXPENSE OF ENFORCEMENT.    The Company shall reimburse reasonable attorney fees and expenses incurred by the Employee to enforce the provisions of this Agreement, even if his claims are not successful, provided they are not ultimately determined by the court to be frivolous.

        20.    REPRESENTATION.    The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization.

        21.    SUBSIDIARIES AND AFFILIATES.    Notwithstanding any contrary provision of this Agreement, to the extent it does not adversely affect the Employee, the Company may provide the compensation and benefits to which the Employee is entitled hereunder through one or more subsidiaries or affiliates, including, without limitation, Sealy, Inc.

        22.    NO MITIGATION OR OFFSET.    In the event of any Separation from Service, the Employee shall be under no obligation to seek other employment. Amounts due the Employee under this Agreement shall not be offset by any remuneration attributable to any subsequent employment he may obtain.

        23.    SOLE REMEDY.    The Parties agree that the remedies of each against the other for breach of this Agreement shall be limited to enforcement of this Agreement and recovery of the amounts and remedies provided for herein. The Parties, however, further agree that such limitation shall not prevent either Party from proceeding against the other to recover for a claim other than under this Agreement.

        IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement as of the day and year first above written.

SEALY CORPORATION
By:	/s/ CARMEN J. DABIERO, JR.
Name:	Carmen J. Dabiero, Jr.
Title:	Senior Vice President, Human Resources
/s/ MICHAEL Q. MURRAY "EMPLOYEE"—Michael Q. Murray

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  Exhibit 10.1
EMPLOYMENT AGREEMENT